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                                                                    EXHIBIT 99.1

                       UNIVERSAL STANDARD HEALTHCARE, INC.
                 ANNOUNCES DEFINITIVE AGREEMENTS WITH LABCORP(R)
                       TO ESTABLISH EQUITY RELATIONSHIP IN
                               UNIVERSAL STANDARD
                         AND DIVEST LABORATORY DIVISION


         SOUTHFIELD, Mich -- July 17, 1998 -- Universal Standard Healthcare, Inc. (Universal Standard) (NASDAQ:UHCI) and Laboratory Corporation of America(R) Holdings (LabCorp(R)) (NYSE: LH) today announced that they have entered into definitive agreements for LabCorp to acquire Universal Standard's Michigan-based clinical laboratory business and an equity stake in Universal Standard. The companies also announced a long term national managed care laboratory services agreement.

         The cash transactions call for LabCorp's purchase of certain of Universal Standard's clinical laboratory assets for $9.0 million, a lease arrangement at $1.9 million and LabCorp's purchase of $4.3 million in Universal Standard Common Stock at $3.00 per share. The agreements are subject to customary closing conditions.

         "The sale of our laboratory business will permit Universal Standard to focus on its strength-providing unique health services programs - and enable management to concentrate on the company's significant growth opportunities," said Eugene Jennings, Universal Standard's President, CEO and Chairman of the Board.

         Universal Standard Healthcare, Inc. is a premier managed care health services provider operating in all 50 states, currently providing clinical laboratory, outpatient diagnostic imaging, and home medical services (including durable medical equipment and supplies) coverage to employers on a capitated basis. "Covered Persons" under these managed care contracts exceed 1.6 million.


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         Laboratory Corporation of America(R) Holdings (LabCorp(R)) is a
national clinical laboratory organization with annual revenues of $1.5 billion in 1997. LabCorp operates primary testing facilities nationally, offering more than 1,700 different clinical assays, from routine blood analyses to more sophisticated technologies. LabCorp performs diagnostic tests for physicians, managed care organizations, hospitals, clinics, long-term care facilities, industrial companies and other clinical laboratories.

         CONTACT:          Universal Standard Healthcare, Inc.
                           Southfield, Michigan
                           Alan Ker, (248) 358-0810







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